Exhibit 99.1

Sight Sciences Reports Third Quarter 2024 Financial Results and

Updates its Full Year 2024 Adjusted Operating Expense Guidance

MENLO PARK, Calif., November 7, 2024 (GLOBE NEWSWIRE) -- Sight Sciences, Inc. (Nasdaq: SGHT) ("Sight Sciences" or the "Company"), an eyecare technology company focused on developing and commercializing innovative, interventional technologies that elevate the standard of care, today reported financial results for the third quarter ended September 30, 2024, and updated its adjusted operating expenses guidance for full year 2024.

Third Quarter 2024 Financial and Business Highlights

•
Generated total revenue of $20.2 million, an increase of 1% compared to the same period in the prior year.

•
Generated positive cash flow of $0.4 million, a substantial improvement compared to $10.0 million cash used in the third quarter of 2023, reflecting continued operational discipline and significant working capital improvements. Cash used in the nine months ended September 30, 2024 was $19.6 million compared to $40.5 million in the same period in the prior year.

•
Five Medicare Administrative Contractors (“MACs”), each individually published final local coverage determinations and related final local coverage articles (collectively, the “Final LCDs”) regarding Micro-Invasive Glaucoma Surgery (“MIGS”). The Final LCDs confirm Medicare coverage for phacoemulsification / intraocular lens placement procedures (each, a “cataract surgery”) performed with a single MIGS procedure, including both canaloplasty and goniotomy procedures. Accordingly, Medicare coverage for canaloplasty and goniotomy procedures will continue in the states administered by these MACs. The anticipated effective date of the Final LCDs is November 17, 2024.

Management Commentary

"In the third quarter, our Surgical Glaucoma revenue improved slightly but our recovery did not meet our growth expectations, while our Dry Eye revenue outperformed our expectations ahead of our price increase, which was a testament to the importance of TearCare in the treatment paradigm for dry eye patients,” said Paul Badawi, co-founder and Chief Executive Officer of Sight Sciences. “The LCDs that will be effective later this month will provide clarity with continued Medicare coverage for cataract surgery procedures performed with a single MIGS procedure and restrictions on multiple MIGS procedures performed in a single surgery. Surgical glaucoma reimbursement coverage clarity coupled with the continued optimization of our commercial organization and strategy position us for stronger performance and predictability. With our procedurally comprehensive OMNI technology, and an increasing interventional surgeon mindset, we remain confident in the growth trajectory for OMNI in both combination cataract and standalone use cases in 2025 and beyond.”

“We also remain focused on establishing equitable market access for TearCare and are working towards positive coverage policies and payment schedules in 2025,” Paul Badawi continued. “We believe these developments help lay the foundation to establish Sight Sciences as a leading interventional eye care company and position us for growth in 2025 and beyond.”

Third Quarter 2024 Financial Results

Revenue for the third quarter of 2024 was $20.2 million, an increase of 1% compared to the same period in the prior year. Surgical Glaucoma revenue was $18.6 million, an increase of 1% compared to the same period in the prior year. This increase was primarily driven by higher account utilization, which increased by 3% versus the same period in the prior year. Dry Eye revenue was $1.5 million, a decrease of 4% from the same period in the prior year, but ahead of expectations for segment revenue during the period. The expected decline was primarily due to fewer new accounts and related SmartHub® sales, which was a result of the Company’s focus on achieving market access for TearCare procedures.

Gross profit for the third quarter of 2024 was $16.9 million compared to $17.3 million in the same period in the prior year. Gross margin for the third quarter of 2024 was 84%, compared to 87% in the same period in the prior year, as expected due to higher overhead costs per unit in the current period as a result of lower production volumes in both segments. Surgical Glaucoma gross margin in the third quarter of 2024 declined to 87%, compared to 89% in the same period in the prior year. Dry Eye gross margin in the third quarter of 2024 declined to 48%, from 57% in the same period in the prior year.

Total operating expenses were $28.1 million in the third quarter of 2024, representing an 8% decrease compared to $30.7 million in the same period in the prior year, which reflects improved operating expense leverage compared to the same period in the prior year. The decrease was primarily due to lower legal expenses in the comparative periods. Research and development expenses were $4.7 million in the third quarter of 2024 compared to $4.2 million in the same period in the prior year, representing a 12% increase. Selling, general, and administrative expenses were $23.4 million in the third quarter of 2024, compared to $26.5 million in the same period in the prior year, representing a 12% decrease. Adjusted operating expenses1,2 were $23.8 million in the third quarter of 2024, down from $26.8 million in the same period in the prior year, representing an 11% decrease.

Net loss was $11.1 million ($0.22 per share) in the third quarter of 2024, compared to $13.0 million ($0.27 per share) in the same period in the prior year.

Cash and cash equivalents totaled $118.6 million and total long-term debt was $35.0 million (before debt discount and amortized debt issuance costs) as of September 30, 2024, compared to $118.2 million and $35.0 million, respectively, as of June 30, 2024. Cash generated in the third quarter of 2024 totaled $0.4 million, compared to $10.0 million of cash used in the same period in the prior year, reflecting continued operational discipline and a substantial improvement in working capital.

2024 Financial Guidance

Sight Sciences maintains its revenue guidance expectations for full year 2024 of approximately $81.0 million to $83.0 million.

The Company continues to expect double-digit Surgical Glaucoma revenue growth in the fourth quarter of 2024 compared to the same period in the prior year as it regains commercial momentum and expands utilization and its customer base. However, the Company also acknowledges headwinds to growth in the total number of MIGS devices used in MIGS procedures due to the Final LCDs’ limitations on multiple MIGS used in a single surgery effective mid-quarter, and the slower than expected recovery in Surgical Glaucoma utilization and active accounts experienced in the third quarter of 2024.

The Company expects Dry Eye revenue for the fourth quarter 2024 to be less than $0.5 million. Dry Eye revenue is still expected to decrease following the implementation of an increase in dry eye pricing effective October 1, 2024, which is expected to have a significant negative impact on cash-pay procedure volumes in the fourth quarter of 2024, before the Company expects a return to growth in 2025 with market access wins.

The Company revises its guidance expectations for adjusted operating expenses1,3 for full year 2024 to approximately $104.0 million to $106.0 million from $107.0 million to $109.0 million previously reported, representing a decrease of approximately 4% to 6% compared to 2023.

The Company's full year 2024 financial guidance is forward-looking in nature, reflecting management’s expectations as of November 7, 2024, and is subject to significant risks and uncertainties that limit its ability to accurately forecast results. This outlook assumes no meaningful changes to the Company's business prospects or risks and uncertainties identified by management that could impact future results, which include, but are not limited to: changes to coverage decisions or reimbursement rates for our products, pricing pressure or loss of market share resulting from the evolving competitive landscape; and disruptions to or increased costs associated with our supply chain, including as a result of having a limited number of suppliers.

1 “Adjusted operating expenses” is a financial measure not prepared in accordance with the generally accepted accounting principles in the United States (“GAAP,” and such measure, a “non-GAAP financial measure”), and is calculated as operating expenses less stock-based compensation expense, depreciation and amortization, and restructuring costs. Please see the “Non-GAAP Financial Measures” section below for additional information.

2 A reconciliation of the non-GAAP financial measures to the most directly comparable GAAP financial measures has been provided in the table titled "Non-GAAP to GAAP Reconciliation" attached to this press release.

3 Consistent with Securities and Exchange Commission regulations, the Company has not provided a reconciliation of forward-looking non-GAAP financial measures to the most directly comparable GAAP financial measures in reliance on the “unreasonable efforts” exception set forth in the applicable regulations, because there is substantial uncertainty associated with predicting any future adjustments that may be made to the Company’s GAAP financial measures in calculating the non-GAAP financial measures.

Non-GAAP Financial Measures

Certain non-GAAP financial measures, including adjusted operating expenses, are presented in this press release to provide information that may assist investors in understanding the Company's financial and operating results. The Company believes these non-GAAP financial measures are important performance indicators because they exclude items that are unrelated to, and may not be indicative of, the Company's core financial and operating results. These non-GAAP financial measures, as calculated, may not necessarily be comparable to similarly titled measures of other companies and may not be appropriate measures for comparing the performance of other companies relative to the Company. These non-GAAP financial measures are not intended to represent, and should not be considered to be more meaningful measures than, or alternatives to, measures of operating performance as determined in accordance with GAAP. To the extent the Company utilizes such non-GAAP financial measures in the future, it expects to calculate them using a consistent method from period to period.

Conference Call

Sight Sciences' management team will host a conference call today, November 7, 2024, beginning at 1:30 p.m. Pacific Time / 4:30 p.m. Eastern Time. Investors interested in listening to the conference call may do so by accessing a live and archived webcast of the event at www.sightsciences.com, on the Investors page in the News & Events section.

About Sight Sciences

Sight Sciences is an eyecare technology company focused on developing and commercializing innovative and interventional solutions intended to transform care and improve patients’ lives. Using minimally invasive or non-invasive approaches to target the underlying causes of the world’s most prevalent eye diseases, Sight Sciences seeks to create more effective treatment paradigms that enhance patient care and supplant conventional outdated approaches. The Company’s OMNI® Surgical System is an implant-free glaucoma surgery technology (i) indicated in the United States to reduce intraocular pressure in adult patients with primary open-angle glaucoma; and (ii) CE Marked for the catheterization and transluminal viscodilation of Schlemm’s canal and cutting of the trabecular meshwork to reduce intraocular pressure in adult patients with open-angle glaucoma. Glaucoma is the world’s leading cause of irreversible blindness. The SION® Surgical Instrument is a bladeless, manually operated device used in ophthalmic surgical procedures to excise trabecular meshwork. The Company’s TearCare® System is 510(k) cleared in the United States for the application of localized heat therapy in adult patients with evaporative dry eye disease due to meibomian gland dysfunction (“MGD”), enabling clearance of gland obstructions by physicians to address the leading cause of dry eye disease. Visit www.sightsciences.com for more information.

Sight Sciences, TearCare, SmartHub and SmartLids are trademarks of Sight Sciences registered in the United States. OMNI and SION are trademarks of Sight Sciences registered in the United States, European Union and other territories.

© 2024 Sight Sciences. All rights reserved.

Forward-Looking Statements

This press release, together with other statements and information publicly disseminated by the Company, contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 and includes this statement for purposes of complying with these safe harbor provisions. Any statements made in this press release or during the earnings call that are not statements of historical fact, including statements about our beliefs and expectations, are forward-looking statements and should be evaluated as such. Forward-looking statements include, but are not limited to, statements concerning our clinical and market access progress; our ability to support expanded use cases for our products and reengage existing customers; the impact of our dry eye pricing strategy; our ability to achieve our 2024 revenue guidance and updated adjusted operating expenses guidance; our ability to achieve Surgical Glaucoma revenue growth in the fourth quarter of 2024; our estimated Dry Eye revenue and growth prospects in the segment in 2025; the impact of the adoption of the Final LCDs on our growth; and optimization of our commercial organization to help drive stronger performance and predictability.

These statements often include words such as "anticipate," "expect," “suggests,” “plan,” “believe,” “intend,” “estimates,” “targets,” “projects,” “should,” “could,” “would,” “may,” “will,” “forecast” and other similar expressions. We base these forward-looking statements on our current expectations, plans and assumptions we have made in light of our experience in the industry, as well as our perceptions of historical trends, current conditions, expected future developments and other factors we believe are appropriate under the circumstances at such time. Although we believe these forward-looking statements are based on reasonable assumptions at the time they are made, you should be aware that many factors could affect our business, results of operations and financial condition and could cause actual results to differ materially from those expressed in the forward-looking statements. These statements are not guarantees of future performance or results. These forward-looking statements are subject to and involve numerous risks, uncertainties and assumptions, including those discussed under the caption “Risk Factors” in our filings with the U.S. Securities and Exchange Commission, as may be updated from time to time in subsequent filings, and you should not place undue reliance on these statements. These cautionary statements are made only as of the date of this press release. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by applicable law.

Investor contact:
Philip Taylor
Gilmartin Group
415.937.5406
Investor.Relations@Sightsciences.com

Media contact:

pr@SightSciences.com

SIGHT SCIENCES, INC.

Condensed Consolidated Balance Sheets (Unaudited)

(in thousands, except share and per share data)

	September 30,	December 31,
	2024	2023
Assets
Current assets:
Cash and cash equivalents	$118,564	$138,129
Accounts receivable, net of allowance for credit losses of $824 and $1,186 at September 30, 2024 and December 31, 2023, respectively	12,929	14,289
Inventory, net	6,091	7,849
Prepaid expenses and other current assets	2,885	2,604
Total current assets	140,469	162,871
Property and equipment, net	1,448	1,640
Operating lease right-of-use assets	1,100	1,458
Other noncurrent assets	580	682
Total assets	$143,597	$166,651
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$1,297	$1,731
Accrued compensation	7,889	4,528
Accrued and other current liabilities	4,613	3,774
Current portion - long-term debt, net	—	2,219
Total current liabilities	13,799	12,252

Long-term debt, net	34,152	31,708
Other noncurrent liabilities	689	2,476
Total liabilities	48,640	46,436
Commitments and contingencies
Stockholders’ equity:
Preferred stock, par value $0.001 per share; 10,000,000 shares authorized; no shares issued and outstanding as of September 30, 2024 and December 31, 2023	—	—
Common stock, par value $0.001 per share; 200,000,000 shares authorized; 50,398,148 and 49,131,363 shares issued and outstanding as of September 30, 2024 and December 31, 2023, respectively	50	49
Additional paid-in-capital	429,358	414,956
Accumulated deficit	(334,451)	(294,790)
Total stockholders’ equity	94,957	120,215
Total liabilities and stockholders’ equity	$143,597	$166,651

SIGHT SCIENCES, INC.

Condensed Consolidated Statements of Operations and Comprehensive Loss (Unaudited)

(in thousands, except share and per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
Revenue	$20,157	$20,009	$60,792	$62,305
Cost of goods sold	3,250	2,677	9,068	9,105
Gross profit	16,907	17,332	51,724	53,200
Operating expenses:
Research and development	4,746	4,239	13,698	14,129
Selling, general and administrative	23,390	26,504	76,629	85,235
Total operating expenses	28,136	30,743	90,327	99,364
Loss from operations	(11,229)	(13,411)	(38,603)	(46,164)
Investment income	1,454	1,897	4,628	5,499
Interest expense	(1,151)	(1,432)	(3,501)	(4,057)
Loss on debt extinguishment	—	—	(1,962)	—
Other income (expense), net	26	(11)	(25)	(34)
Loss before income taxes	(10,900)	(12,957)	(39,463)	(44,756)
Provision for income taxes	166	78	198	100
Net loss and comprehensive loss	$(11,066)	$(13,035)	$(39,661)	$(44,856)
Net loss per share attributable to common stockholders, basic and diluted	$(0.22)	$(0.27)	$(0.79)	$(0.92)
Weighted-average shares used in computing net loss per share attributable to common stockholders, basic and diluted	50,340,603	48,671,049	49,911,655	48,538,517

SIGHT SCIENCES, INC.

Gross Margin Disaggregation (Unaudited)

(in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
Revenue
Surgical Glaucoma	$18,632	$18,425	$57,132	$57,158
Dry Eye	1,525	1,584	3,660	5,147
Total	20,157	20,009	60,792	62,305
Cost of goods sold
Surgical Glaucoma	2,453	2,002	7,084	6,808
Dry Eye	797	675	1,984	2,297
Total	3,250	2,677	9,068	9,105
Gross profit
Surgical Glaucoma	16,179	16,423	50,048	50,350
Dry Eye	728	909	1,676	2,850
Total	16,907	17,332	51,724	53,200
Gross margin
Surgical Glaucoma	86.8%	89.1%	87.6%	88.1%
Dry Eye	47.7%	57.4%	45.8%	55.4%
Total	83.9%	86.6%	85.1%	85.4%

SIGHT SCIENCES, INC.

Non-GAAP to GAAP Reconciliation (Unaudited)

(in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
Operating Expenses:
Total Operating Expenses	$28,136	$30,743	$90,327	$99,364
Less: Stock-based Compensation	(4,225)	(3,779)	(12,848)	(10,915)
Less: Depreciation and Amortization	(158)	(160)	(536)	(455)
Less: Restructuring Costs	—	—	—	—
Adjusted Operating Expenses(4)	23,753	26,804	76,943	87,994

4 Please see the section titled "Non-GAAP Financial Measures" for additional information.

SIGHT SCIENCES, INC.

Supplemental Financial Measures (Unaudited)

	Three Months Ended September 30,
	2024	2023
Surgical Glaucoma active customers (5)	1,107	1,108
Dry Eye lid treatment units sold (6)	5,379	5,090
Dry Eye active customers (7)	296	318

5 “Surgical Glaucoma active customers” means the number of customers who ordered the OMNI® Surgical System or the SION® Surgical Instrument during the three months ended September 30, 2024 and 2023.

6 “Dry Eye lid treatment units sold” means the quantity of TearCare® SmartLids® sold during the three months ended September 30, 2024 and 2023.

7 “Dry Eye active customers” means the number of customers who ordered lid treatment units during the three months ended September 30, 2024 and 2023.